UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 2, 2015

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36646	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(650) 433-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 2, 2015, the Company and Georgia Erbez executed an Employment Agreement (the "Employment Agreement") pursuant to which Ms. Erbez will become the Company's Executive Vice President and Chief Financial Officer effective November 9, 2015. Immediately prior to the time Ms. Erbez assumes the role of the Company's Executive Vice President and Chief Financial Officer, Robert W. Peabody will resign from his position as Chief Financial Officer.  Mr. Peabody continues to serve as a member of the Company's board of directors and as BioTime's Chief Financial Officer.
Ms. Erbez, 48, previously served as the Chief Financial Officer, Treasurer and Secretary for Raptor Pharmaceutical Corp. from September 2012 to October 2014.  Prior to joining Raptor Pharmaceutical Corp., from March 2008 to September 2012, Ms. Erbez was a founder and Managing Director of Beal Advisors, a boutique investment bank providing advisory and capital acquisition services to emerging growth companies.  Ms. Erbez also served as Managing Director and Consultant at Collins Stewart LLC from April 2011 to January 2012.  From 2005 to 2008, Ms. Erbez was a Senior Vice President in the life sciences investment banking group at Jefferies & Co. From 1998 to 2002, she was with the healthcare investment banking group at Cowen and Co., most recently as Director.  From 1997 to 1998, Ms. Erbez was an associate at Hambrecht & Quist, where she provided investment banking services to life sciences companies and healthcare services.  From July 1989 to January 1997, Ms. Erbez was with Alex Brown & Sons in the healthcare investment banking group, where she focused on life sciences, medical technology and healthcare services companies.  Ms. Erbez holds a B.A. in International Relations with an emphasis in Economics from the University of California at Davis.
The material terms of the Employment Agreement are as follows:

•	Ms. Erbez's base annual salary will be $330,000, payable in equal semi-monthly installments, as per the Company's regular payroll schedule.

•	Ms. Erbez will be eligible to earn an annual cash incentive bonus award determined by the Company's Board of Directors with a target bonus of forty percent (40%) of her base annual salary (the “Target Bonus”) for achievement of the specified performance goals at target levels for the applicable calendar year. The actual bonus payable will be based upon the level of achievement as determined by the Company's Board of Directors in consultation with Ms. Erbez.

•	Ms. Erbez will be granted stock options to purchase 380,000 shares of Series A common stock, at an exercise price equal to closing price of the common stock on November 9, 2015, under the Asterias Equity Incentive Plan (the “Plan”) on such terms and conditions consistent with the Plan as the Company's Board of Directors determines.

•	In the event of termination without cause (otherwise than within twelve months following a change of control), Ms. Erbez would be entitled to all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination, and as severance compensation (A) three months of base salary if Ms. Erbez's employment is terminated within the first 12 months of employment, or (B) six months of base salary if Ms. Erbez's employment is terminated after 12 months of employment, and (C) accelerated vesting of fifty percent (50%) of the then unvested stock options granted to Ms. Erbez if Ms. Erbez has been employed by the Company for at least 12 months.

•	In the event of termination without cause within twelve months following a change of control, Ms. Erbez would be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination, and as severance compensation (A) payment of an amount equal to 12 months of base salary, which shall be paid in a lump sum, subject to such payroll deductions and withholdings as are required by law, and (B) accelerated vesting of one hundred percent (100%) of the then unvested stock options granted to Ms. Erbez.

•	Ms. Erbez will be eligible to participate in the Company’s benefit programs, including, but not limited to retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by Asterias for its employees.

A copy of the press release announcing Ms. Erbez's appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated November 2, 2015, announcing the hiring of Georgia Erbez, as new CFO

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including its most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: November 6, 2015	By:	/s/ Katharine E. Spink
Chief Operating Officer